THIRD QUARTER REPORT 2011

FELLOW SHAREHOLDERS:

We are humbled by how quickly success can be modulated in today’s financial market environment. After celebrating two successful initial public offerings (“IPOs”) and two acquisitions through July 2011, the financial markets in the third quarter quickly erased the memory of these successes. We are dissatisfied that as of September 30, 2011, our net asset value per share (“NAV”) decreased to $4.38 from $5.43 on June 30, 2011.

As of September 30, 2011, the decrease in our NAV is primarily the result of three inputs. First, Solazyme, Inc.’s, publicly listed share price decreased from $22.97 on June 30, 2011, to $9.61 on September 30, 2011. Our value of Solazyme decreased by $23,548,403, which accounts for the closing price on September 30, 2011, with a discount for illiquidity, owing to the lock-up on our shares, currently. This decrease resulted in $0.76 (72 percent) of the decrease in NAV between June 30, and September 30, 2011.

Second, the value of Xradia, Inc., decreased because as a mature company, we use publicly traded comparable companies as an input to our valuation. The publicly traded company comparables decreased between June 30 and September 30, 2011. This decrease in the value of Xradia resulted in $0.04 (four percent) of the decrease in NAV between June 30 and September 30, 2011. Xradia continues to generate positive cash flow; Xradia’s revenue remained strong during the third quarter, and it is on pace for another record year.

Third, we believe economic and market tumult can cause increases in non-performance risk of our own portfolio companies, even if this is not captured by specific events within the portfolio. We define non-performance risk as the risk that a portfolio company will be: (a) unable to raise capital, will need to be shut down and will not return our invested capital; or (b) able to raise capital, but at a valuation significantly lower than the implied post-money valuation. As of September 30, 2011, $7,064,863, or $0.23 (22 percent), of the decrease in NAV is the result of the aggregate increase in non-performance risk of certain companies within our portfolio. In the future, if and as these companies receive terms for additional financings, we expect the contribution of the discount for non-performance risk to vary in importance in determining the values of our securities of these companies.

Focusing ahead, it is critical for our business that we accomplish three tasks. First, it is critical we focus our time and resources on venture capital investments that can provide the greatest growth in value for Harris & Harris Group. Over the past two years, we have discussed with shareholders our need to focus our resources on owning a greater percentage of fewer companies. This is important because when our portfolio companies successfully complete IPOs or one of these companies is sold, we will receive a greater percentage of the proceeds. We also have greater control over the timing and type of liquidity event pursued. Currently, management is focusing its time on 10 core private companies within our equity-based venture capital portfolio. Nine of the 10 initial investments in these companies were made during or after 2006, and three of these investments were made in 2011. As a group, we own an average and median of over 20 percent and 16 percent, respectively, in these 10 companies. In one company, we have an ownership greater than 65 percent. We believe the time and resources dedicated to these 10 companies will be the driver of future growth in NAV.

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That leaves 16 other equity-based companies in our portfolio that we value greater than $0. All but two of these investments were made prior to 2008. We view these 16 companies as a potential option on future returns, with Solazyme having the potential to drive returns over the nearer term. Three of these companies, Solazyme, Inc. (NASDAQ:SZYM), NeoPhotonics Corporation (NYSE:NPTN) and Champions Oncology, Inc., (OTC:CSBR) are publicly traded. Because of their successful IPOs, both Solazyme and NeoPhotonics were able to raise more than enough capital to execute on their long-term business strategies. Both are currently trading at or near the bottom of their public market price ranges. Four additional companies are late-stage companies, and three of these four companies are expecting to achieve record revenue growth in 2011. Finally, another three of these companies successfully completed capital raises over the last two quarters. Management of Harris & Harris Group sits on the board or is an observer in the majority of these 16 companies. However, in most, but not all, of these companies, our ownership is currently below 10 percent. We believe the strength of Harris & Harris Group resides in our combination of our core 10 assets and the option value of the additional 16 equity-based companies.

Second, we need to chart our path to future success. As we have discussed previously, in addition to organic growth within our existing portfolio, we believe it will be important to increase our assets under management. We believe the best route to increase our assets is to explore alternative means for raising capital other than selling additional shares of common stock of Harris & Harris Group or through issuance of debt-related securities. We have observed a mismatch in the duration that institutional public market investors are willing to hold onto a stock and the duration it takes us to build successful, transformative companies. We believe investors with longer investment expectations may be a better fit as we look to build our capital in the future. If we end up managing capital in addition to that of Harris & Harris Group, the fees we would receive for doing so would help offset expenses within Harris & Harris Group. We are in the process of evaluating opportunities, and the third quarter increase in professional fees was primarily a result of this evaluation.

Third, we must continue to find ways to reduce net operating loss by increasing our investment income or reducing our expenses. We continue to invest time in identifying and consummating venture debt deals. These debt investments provide us with current and predictable investment income. During the first nine months of 2011, our total investment income was $527,177, an increase of $178,451, or 51 percent, from the same nine month period in 2010. Additionally, we are actively finding ways to translate the work and effort we dedicate to our early-stage portfolio companies into investment income. We believe this is most appropriate for our early-stage companies when we have significant ownership and control.

We believe we have the financial resources to execute on these three tasks. We ended the third quarter of 2011 with approximately $37 million in primary liquidity comprised of cash and U.S. Treasuries. We plan to end the year with over $30 million in primary liquidity. Currently, we have approximately $26 million in secondary liquidity comprising our investments in the publicly traded securities of Solazyme, NeoPhotonics and Champions. These securities are all currently trading at or close to their market nadirs. As of September 30, 2011, we have approximately $63 million in primary and secondary liquidity, up from $42 million in primary and secondary liquidity as of December 31, 2010. We also have the potential to receive up to $9.5 million in milestone payments from the acquisition of BioVex which we currently value at $3.3 million. We do not expect any milestone payments before 2013. We also have up to $1.88 million in escrow payments, which we value at $939,346, which would be payable in March 2012 and January 2013.

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The pace of potential economic recovery from the financial crisis has not surprised us. It is proceeding according to over 500 years of history of similar financial crises, as outlined by Kenneth Rogoff and Carmen Reinhart in their 2009 book “This Time is Different.” What is troubling us is 1) the ineptitude of our government, 2) the financial markets’ one dimensional focus on trading at ever increasing speeds and with little capability to discern value beyond a trading chart, and 3) the lack of value the current market environment is placing on building transformative companies.

We believe that as a country and as a company, if we want to remain competitive in the coming decades, we need to build companies that solve the problems we encounter in important industries such as energy, infrastructure and healthcare. The companies that solve these problems take longer to build, come with greater risks, and require greater investor patience, but the markets these companies will address are immense and the rewards for those that succeed can be great.

We at Harris & Harris Group are unapologetic about building companies that require quality, intelligence and long-term perspective. Many of our companies have been successful raising capital for their growth at appropriate costs of capital. More recently, we have focused on less dilutive means to build similar companies, thereby increasing our ownership of these companies. However, in the current market environment, we realize it is difficult for our shareholders to witness the short-term value being ascribed to our company as well as the publicly traded companies within our portfolio. We believe the three tasks we outlined in this letter address our focus as a firm and chart a path to a successful future. We believe the adage that “out of adversity comes opportunity” is still true for those who pursue opportunities.

We continue to believe our nanotechnology investment thesis has greater credibility now than ever before. The first decade of nanotechnology commercialization is giving way to a second decade of rapid commercial advancement of nanotechnology. Many of our companies are growing rapidly, even in an anemic macroeconomic environment. Our nanotechnology companies are addressing many of the most exciting growth markets, including natural gas production, LED lighting, water-proofing ubiquitous electronic devices, 3-D cinema, quantum computing, vaccine development and personalized medicine. Thank you for your support, and please call if you have additional questions.

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Douglas W. Jamison	Daniel B. Wolfe
Chairman, Chief Executive Officer	President, Chief Operating Officer,
and Managing Director	Chief Financial Officer and Managing Director

Alexei A. Andreev	Misti Ushio
Executive Vice President and Managing Director	Executive Vice President and Managing Director

November 7, 2011

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.HHVC.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.

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